Exhibit 10.1
DESCRIPTION OF NON-EMPLOYEE DIRECTOR
COMPENSATION ARRANGEMENTS
(Updated as of April 30, 2008)
Directors who are employees of Deluxe do not receive compensation for their service on the Board other than their compensation as employees. Each non-employee director of Deluxe currently receives a $50,000 annual Board retainer, payable quarterly. The Board’s non-executive chairman currently receives an incremental annual retainer of $100,000, also payable quarterly.
In order to fairly compensate non-employee directors for their service on Board committees, the elements and responsibilities of which will fluctuate from time to time, committee members are paid fees for each committee meeting attended, with the chair of each committee also receiving an annual retainer for serving as the chair. The committee fee structure currently is as follows:

			Other
	Audit	Compensation	Standing
	Committee	Committee	Committees
Chair Retainer	$15,000	$7,500	$5,000
In-person Meeting Attendance	$2,000	$1,500	$1,500
Telephonic Meeting Attendance	$1,000	$750	$750
Non-employee directors also receive $1,500 for each approved site visit and director education program attended, up to a maximum of five per year, and may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.
Deluxe maintains a Non-Employee Director Stock and Deferral Plan (the “Director Plan”), which was approved by shareholders as part of Deluxe’s 2008 Stock Incentive Plan (the “Stock Incentive Plan”). The purpose of the Director Plan is to provide an opportunity for non-employee directors to increase their ownership of Deluxe’s common stock and thereby align their interest in the long-term success of Deluxe with that of the other shareholders. Under the Director Plan, each non-employee director may elect to receive, in lieu of some or all of their cash compensation, shares of common stock having an equivalent fair market value. The shares of common stock receivable pursuant to the Director Plan are issued quarterly or, at the option of the director, credited to the director in the form of deferred stock units. These stock units vest and are converted into shares of common stock on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the Board or such other date as is elected by the director in his or her deferral election (for example, upon end of service as a director). Each stock unit entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. Any stock units issued pursuant to the Director Plan will vest and be converted into shares of common stock in connection with certain defined changes of control of Deluxe. All shares of common stock issued pursuant to the Director Plan are issued under Deluxe’s Stock Incentive Plan and must be held by the non-employee director for a minimum period of six months from the date of issuance.
Under the terms of the Stock Incentive Plan, non-employee directors also are eligible to receive other equity-based grants, including options to purchase shares of Deluxe’s common stock. Grants typically will be made to each director annually upon their election or re-election to the Board by the Company’s shareholders. The amount, form and terms of such grants are at the discretion of the Compensation Committee (in consultation with the Corporate Governance Committee). Any stock options granted to non-employee directors, however, must have an exercise price at least equal to the fair market value of Deluxe’s common stock on the date of grant.
Non-employee directors who were elected to the Board prior to October 1997 also are eligible for certain retirement payments under the terms of a Board retirement plan that has since been replaced by the Director Plan. Under this predecessor plan, non-employee directors with at least five years of Board service who retire, resign or otherwise are not nominated for reelection are entitled to receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he or she served on the Board prior to October 31, 1997. In calculating a Director’s eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree’s remaining available for consultation with management and refraining from engaging in any activity in competition with Deluxe.

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